EXHIBIT 99.1

DISH Network Corporation to Hold Virtual Annual Meeting of Shareholders Instead of In-Person

ENGLEWOOD, Colo., April 21, 2020 /PRNewswire/ -- In light of the COVID-19 pandemic, DISH Network Corporation (NASDAQ: DISH) will host its 2020 Annual Meeting of Shareholders virtually. The online meeting will begin at 12:00 p.m. MDT on Friday, May 1, 2020.

Shareholders as of the close of business on March 10, 2020 (the record date) may participate in and vote at the Annual Meeting by visiting the website www.virtualshareholdermeeting.com/DISH2020 and entering the 16-digit control number found on the proxy card, voting instruction form or notice of internet availability previously mailed or made available to them.  Participants may begin logging into the Annual Meeting at 11:45 a.m., MDT.

Whether or not they plan to attend the Annual Meeting, all shareholders as of the record date may also vote anytime in advance of the meeting at www.proxyvote.com or using one of the other methods described in the proxy materials for the Annual Meeting.  The proxy card and voting instruction form included with the previously distributed proxy materials (or notice of internet availability) remain valid for use in their current forms.  Shareholders that have already voted do not need to vote again.

For additional information about accessing, voting and participating in the virtual Annual Meeting, please refer to DISH Network Corporation’s additional proxy materials filed today with the Securities and Exchange Commission.

About DISH
DISH Network Corporation is a connectivity company. Since 1980, it has served as a disruptive force, driving innovation and value on behalf of consumers. Through its subsidiaries, the company provides television entertainment and award-winning technology to millions of customers with its satellite DISH TV and streaming Sling TV services. Through its strategic spectrum portfolio and other assets, DISH is poised to enter the wireless market as a facilities-based provider of wireless services with a nationwide consumer offering and development of the first virtualized, standalone 5G broadband network in the U.S. DISH's OnTech Smart Services brand offers in-home installation of connected home devices and entertainment solutions. DISH Media serves as the company's advertising sales group delivering targeted advertising solutions. DISH Network Corporation (NASDAQ: DISH) is a Fortune 250 company.

For company information, visit about.dish.com
For more information on DISH TV, visit www.dish.com
For more information on Sling TV, visit www.sling.com
For more information on OnTech Smart Services, visit www.ontechsmartservices.com
For more information on DISH Media, visit media.dish.com
Subscribe to DISH email alerts: http://about.dish.com/alerts
Follow @DISHNews on Twitter: http://www.twitter.com/DISHNews

Karen Modlin, 303-723-1850, karen.modlin@dish.com